                                                                   EXHIBIT 4.1



                        SUPERCONDUCTOR TECHNOLOGIES INC.

                           THIRD AMENDED AND RESTATED
                          STOCKHOLDER RIGHTS AGREEMENT

        This Third Amended and Restated Stockholder Rights Agreement (the "AGREEMENT") is made as of June 23, 1999 between Superconductor Technologies Inc., a Delaware corporation (the "COMPANY"), the persons on EXHIBIT A to this Agreement (the "SECURITYHOLDERS").

                                    RECITALS

        A. Wilmington Securities, Inc. ("WILMINGTON") and certain trusts for the benefit of members of the Hillman family (as identified on Exhibit A) hold shares of the Company's Series A-2, Series A-3, Series B-1 and Series C Preferred Stock (the "OUTSTANDING PREFERRED") and warrants for the purchase of Company Common Stock obtained in connection with the purchase of the Outstanding Preferred and possess registration rights and rights of first refusal pursuant to the Second Amended and Restated Stockholder Rights Agreement dated as of February 26, 1999 between the Company and Wilmington (the "RIGHTS AGREEMENT") or registration rights pursuant to the Amended and Restated Registration Rights Agreement dated as of February 26, 1999 (the "REGISTRATION RIGHTS AGREEMENT" and together with the Rights Agreement, the "PRIOR RIGHTS AGREEMENTS").

        B. Wilmington as the holder of a majority of the Preferred Stock (as such term is defined in the Rights Agreement) together with the Company may amend the Rights Agreement pursuant to Section 3.4 of the Rights Agreement, and Wilmington and the Henry L. Hillman Trust under Agreement of Trust dated November 18, 1985 (the "Trust") as the holders of a majority of the Registrable Securities (as defined in the Registration Rights Agreement) together with the Company may amend the Registration Rights Agreement pursuant to Section 10 of the Registration Rights Agreement.

        C. The Company proposes to sell shares of Series D Preferred Stock pursuant to a Series D Stock Purchase Agreement dated as of the date hereof (the "SERIES D AGREEMENT") between the Company and certain of the Securityholders (the "PURCHASERS"), and the completion of such sale is conditioned upon, among other things, the grant by the Company to the Securityholders of certain registration rights and rights of first refusal.

        D. The Company, Wilmington, the Trust and the other holders of Registrable Securities (as defined in the Registration Rights Agreement) desire to amend and restate the Prior Rights Agreements into this Agreement and desire to provide the Purchasers with the rights set forth in this Agreement.

        E. The Company has requested, and the parties to the Prior Rights Agreements have agreed, that upon execution of the Agreement, the Prior Rights Agreements shall be of no further force and effect, that Wilmington will waive its right of first refusal set forth in Section 2 of the Rights Agreement with respect to the purchase of the Series D Preferred Stock and related warrants

(and the shares of Common Stock underlying the Series D Preferred Stock and related warrants) being issued pursuant to the Series D Agreement.

        F. The Company has requested and the parties to the Registration Rights Agreement have agreed to hereby expressly waive any and all rights to any penalty payments from the Company under Section 2(b) of the Registration Rights Agreement.

        NOW, THEREFORE, in consideration of the promises of the parties set forth herein, the parties agree as follows:


                                    SECTION 1

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
               COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS

        1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

            "AFFILIATED PERSONS OR ENTITIES" shall mean partners, members, former members of a limited partnership or limited liability company, or an affiliated entity managed by the same manager or managing partner or management company, or managed or owned by an entity controlling, controlled by, or under common control with, such manager or managing partner or management company.

            "CLOSING DATE" shall mean, (i) as to the holders of Series A-2 and A-3 Preferred Stock, February 26, 1999, (ii) as to the holders of Series C Preferred Stock, March 5, 1999, and (iii) as to the holders of Series D Preferred Stock, June 3, 1999.

            "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            "CONVERSION STOCK" means the Common Stock issued or issuable pursuant to conversion of the Preferred Stock and exercise of the Warrants.

            "HOLDER" shall mean (i) any Securityholder holding Registrable Securities and (ii) any person holding Registrable Securities to whom the rights under this Section 1 have been transferred in accordance with Section 1.13 hereof.

            "INITIATING HOLDERS" shall mean Holders in the aggregate of greater than 50% of the Registrable Securities issued as a result of the Series D Agreement.

            "PREFERRED STOCK" shall, collectively, mean the Series A-2, Series A-3 and Series B-1 Preferred Stock issued pursuant to the Exchange Agreement dated as of February 26, 1999 (the "EXCHANGE AGREEMENT"), the Series C Preferred Stock issued pursuant to the Series C Stock



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

Purchase Agreement dated as of March 5, 1999 (the "SERIES C AGREEMENT"), and the Series D Preferred Stock issued pursuant to the Series D Agreement.

            "REGISTRABLE SECURITIES" shall mean (i) the Conversion Stock, (ii) any Common Stock acquired pursuant to the exercise of the right of first refusal in Section 2 of this Agreement (including any shares issued by virtue of such shares upon any stock split, stock dividend, recapitalization or similar event), and (iii) any Common Stock of the Company issued or issuable in respect of the Conversion Stock upon any stock split, stock dividend, recapitalization or similar event, or any Common Stock otherwise issued or issuable in respect of the Conversion Stock; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold or are, in the opinion of counsel for the Company, available for sale in a single transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

            The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

            "REGISTRATION EXPENSES" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 1.5, 1.6 and
1.7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

            "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear the legend set forth in Section 1.3 hereof.

            "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

            "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth above, all reasonable fees and disbursements of counsel for any Holder.

            "SERIES D HOLDERS" shall mean holders of Series D Registrable Securities attributable to the Series D Agreement.

            "SERIES D REGISTRABLE SECURITIES" shall mean Registrable Securities attributable to the Series D Agreement.



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

            "WARRANTS" shall mean, collectively, the warrants issued pursuant to the Exchange Agreement, the Series C Agreement and the Series D Agreement.

         1.2 RESTRICTIONS ON TRANSFERABILITY. The Preferred Stock, the Conversion Stock and the Warrants shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 1, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Holders will cause any proposed purchaser, assignee, transferee, or pledgee of any such securities held by the Holders to agree to take and hold such securities subject to the provisions and upon the conditions specified in this
Section 1.

         1.3 RESTRICTIVE LEGEND. Each certificate representing (i) the Preferred Stock, (ii) the Warrants, (iii) the Conversion Stock and (iv) any other securities issued in respect of the Preferred Stock or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section
1.4 below) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

             THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

             Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred Stock, the Warrants or the Conversion Stock in order to implement the restrictions on transfer established in this Section 1.

         1.4 RESTRICTIONS ON TRANSFER; NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 1.4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by the Holder to any of its partners, or retired partners, or to the estate of any of its partners or retired partners, or to the estate of any of its members or former members, (iii) any transfer by any Holder to (A) any Affiliated Persons or Entities, (B) any individual or entity controlled by, controlling, or under common control with, such Holder or (C) any individual or entity with respect to which such Holder (or any person controlled by, controlling, or under common control with, such Holder) has the power to direct investment decisions, or (iv) in transactions in compliance with Rule
144), and unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances



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of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by either (i) an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

         1.5 Requested Registration.

             (a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to (1) at least fifty percent (50%) of the issued and outstanding Registrable Securities or (2) not less than that number of shares of Registrable Securities which would result in an anticipated aggregate offering price, net of underwriting discounts and commissions, greater than five million dollars ($5,000,000), the Company will:

                 (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

                 (ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company;

             Provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.5:

                      (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;



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                      (B) During the period starting with the date sixty (60)
days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                      (C) After the Company has effected one (1) such registration pursuant to this subparagraph 1.5(a), and such registration has been declared or ordered effective;

                      (D) If the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 1.5 shall be deferred for a period not to exceed one hundred eighty (180) days from the date of receipt of written request from the Initiating Holders; provided that the Company may not exercise this deferral right more than once per twelve (12) month period.

Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

            (b) Underwriting. In the event that a registration pursuant to
Section 1.5 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to
Section 1.5(a)(i). In such event, the right of any Holder to registration pursuant to Section 1.5 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.5, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

               The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this Section 1.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated first to the Series D Holders to the extent of the Series D Registrable Securities held by such Series D Holders, and then among all other Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. If the number of Registrable Securities to be underwritten shall be less than the number of Series D Registrable



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Securities, then the then the number of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Series D Holders in proportion, as nearly as practicable, to the respective amounts of Series D Registrable Securities held by such Series D Holders at the time of filing the registration statement. For purposes of such allocations, the amount of Registrable Securities allocated to a Holder and its Affiliated Persons or Entities shall be determined by aggregating all Registrable Securities held by such Holder and its Affiliated Persons or Entities. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares, as adjusted for any recapitalization, stock combinations, stock dividends, stock splits and the like.

               If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

         1.6 Company Registration.

             (a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

                 (i) promptly give to each Holder written notice thereof; and

                 (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

             (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.6(a)(i). In such event the right of any Holder to registration pursuant to Section 1.6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.6, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter and the Company may reduce the Registrable Securities to be included in such registration to the extent the underwriters deem necessary. The



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Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated first to the Series D Holders to the extent of the Series D Registrable Securities held by such Series D Holders, and then among all other Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. If the number of Registrable Securities to be underwritten shall be less than the number of Series D Registrable Securities, then the then the number of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Series D Holders in proportion, as nearly as practicable, to the respective amounts of Series D Registrable Securities held by such Series D Holders at the time of filing the registration statement. For purposes of such allocations, the amount of Registrable Securities allocated to a Holder and its Affiliated Persons or Entities shall be determined by aggregating all Registrable Securities held by such Holder and its Affiliated Persons or Entities. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares, as adjusted for any recapitalization, stock combinations, stock dividends, stock splits and the like.

                 If any Holder or holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

             (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 1.6 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

         1.7 REGISTRATION ON FORM S-3.

             (a) If any Holder or Holders hold Registrable Securities equal or convertible in the aggregate to not less than 2% of the then outstanding Common Stock request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 (or any successor form to Form S-3) to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than one registration pursuant to this Section 1.7 in any six (6) month period. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. The substantive provisions of Section 1.5(b) shall be applicable to each registration initiated under this Section 1.7.



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             (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.7 (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) if the Company, within ten (10) days of the receipt of the request of the Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities); (iii) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or (iv) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by such Holder; provided that the Company may not exercise this deferral right more than once per twelve (12) month period.

         1.8 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date hereof, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such new registration rights, including standoff obligations, are subordinate to the registration rights granted Holders hereunder.

         1.9 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with (i) one (1) registration pursuant to Section 1.5, (ii) all registrations pursuant to Section 1.6, and (iii) all registrations pursuant to
Section 1.7 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other Registration Expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

         1.10 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

              (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the Registration Statement has been completed;



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

              (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

              (c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

              (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

              (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

         1.11 INDEMNIFICATION.

              (a) The Company will indemnify each Holder, each of its officers and directors, members and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this
Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities law or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, qualification or compliance, and within a reasonable period the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue



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statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

              (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and within a reasonable period will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein.

              (c) Each party entitled to indemnification under this Section 1.11 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.11 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be liable for indemnification hereunder with respect to any settlement or consent to judgment, in connection with any claim or litigation to which these indemnification provisions apply, that has been entered into without the prior consent of the Indemnifying Party (which consent will not be unreasonably withheld)

              (d) If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this Subsection 1.1(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

              (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

              (f) The obligations of the Company and Holders under this Section
1.11 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

         1.12 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.12.

         1.13 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:

              (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

              (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

              (c) So long as a Holder owns any Restricted Securities to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

         1.14 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Holders under Sections 1.5, 1.6 and 1.7 may be assigned to Affiliated Persons or Entities, or other transferees or assignees reasonably acceptable to the Company, in connection with any transfer or assignment of Registrable Securities by the Holder, provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws and Section 1.3 and 1.4, and (b) such assignees or transferees that are not Affiliated Persons or Entities acquire at least 100,000 shares of Registrable Securities.

         1.15 STANDOFF AGREEMENT. In connection with any public offering of the Company's securities, the Holder agrees, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters; provided that the officers and directors of the Company who own stock of the Company and each holder representing at least one percent (1%) of the Company's outstanding voting securities also agrees to such restrictions.

         1.16 TERMINATION OF REGISTRATION RIGHTS. The registration rights granted pursuant to Section 1 shall terminate as to each Holder at such time as all Registrable Securities held by such Holder may, in the opinion of counsel to the Company (which opinion shall be addressed and rendered to Holder), be sold within a given three month period pursuant to Rule 144 or any other applicable exemption that allows for a resale free of registration.


                                    SECTION 2

                             RIGHT OF FIRST REFUSAL

         2.1 GRANT OF RIGHT OF FIRST REFUSAL. Subject to compliance with all applicable federal and state securities laws, the Company grants to the Holders the right of first refusal to purchase, pro rata, all or any part of New Securities (as defined in this Section 2) which the Company may, from time to time after the date of this Agreement, propose to sell and issue. A pro rata share, for purposes of this right of first refusal, is the ratio that the sum of the number of shares of Conversion Stock then held by a Holder bears to the total outstanding Common Stock of the Company (assuming conversion of all convertible securities and the exercise of all outstanding options and warrants).

         2.2 DEFINITION OF NEW SECURITIES. Except as set forth below, "NEW SECURITIES" shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common

Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, "New Securities" does not include (i) the Preferred Stock, the Warrants or the Conversion Stock, (ii) securities offered to the public generally pursuant to a registration statement under the Securities Act, (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization, (iv) securities issuable upon exercise or conversion of currently outstanding securities, (v) securities issued in connection with any stock split, stock dividend or recapitalization by the Company, (vi) securities issued to the Company's employees, officers, directors, and consultants pursuant to any arrangement approved by the Board of Directors of the Company, and (vii) securities issued to research or development collaborators or issued to banks or other institutional lenders or lessors in connection with capital asset leases or borrowings for the acquisition of capital assets, pursuant to any arrangement approved by the Board of Directors of the Company (including securities issued upon exercise or conversion of any such securities).

         2.3 NOTICE OF INTENT TO ISSUE NEW SECURITIES; NOTICE PERIOD. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. Each Holder shall have 15 days from the date of receipt of any such notice to agree to purchase up to its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

         2.4 OFFERS TO THIRD PARTIES. In the event a Holder fails to exercise the right of first refusal within said 15 day period, the Company shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 60 days from the date of said agreement) to sell the New Securities not elected to be purchased by the Holder at the price and upon the terms no more favorable to the Holders of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities in accordance with the foregoing within 60 days from the date of said agreement, the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

         2.5 ASSIGNMENT. The right of first refusal granted under this Agreement is not assignable except by each of such Holders to any "affiliated persons or entities," which shall include, partners, members, former members of a limited partnership or limited liability company, or an affiliated entity managed by the same manager or managing partner or management company, or managed or owned by an entity controlling, controlled by, or under common control with, such manager or managing partner or management company.

         2.6 TERMINATION OF RIGHT OF FIRST REFUSAL. The right of first refusal granted under this Agreement shall terminate upon the first to occur of the following:

                 (i) if a Holder at any time holds less than 250,000 shares of Conversion Stock (appropriately adjusted for any stock split, stock dividend or any other recapitalization), the right of first refusal shall terminate as to such Holder;

                 (ii) if a Holder converts or has at any time converted all of the Preferred Stock owned by such Holder, the right of first refusal shall terminate as to such Holder;

                 (iii) the liquidation, dissolution or indefinite cessation of business operations of the Company; or

                 (iv) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company.

                                    SECTION 3

                                  MISCELLANEOUS

         3.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California.

         3.2 SURVIVAL. The covenants and agreements made herein shall survive any investigation made by the Holders and the closing of the transactions contemplated hereby.

         3.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         3.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Exchange Agreement, the Series C Agreement, the Series D Agreement and the other documents delivered pursuant hereto or delivered on the Closing Date for each of the Exchange Agreement, the Series C Agreement, and the Series D Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. The provisions of this Agreement amend and supersede any rights or obligations under the Prior Rights Agreements. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the issued or outstanding shares of the Preferred Stock (which majority shall include at least sixty percent (60%) of the voting power of the holders of Series D Preferred Stock) may, with the Company's prior written consent, waive, modify or amend on behalf of all holders, any provisions hereof.

         3.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Holder, at such Holder's address, as shown on the stock records of the Company, or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to any other holder of Preferred Stock, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Preferred Stock who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth on the cover page of this Agreement and addressed to the attention of the Chief Executive Officer, or at such other address as the Company shall have furnished to the Holders.

                 Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

         3.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

         3.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         3.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         3.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         3.10 WAIVER OF RIGHTS. In consideration of the rights granted herein,
(i) all rights granted to, and any obligations of, the parties to the Prior Rights Agreements are amended and restated in full to read as set forth in this Agreement; (ii) Wilmington waives its right of first refusal as set forth in
Section 2 of the Rights Agreement with respect to the issuance of Series D Preferred Stock and related warrants (and the shares of Common Stock underlying the Series D Preferred Stock and related warrants) pursuant to the Series D Agreement; (iii) Wilimington, the Trust, and other parties to the Registration Rights Agreement hereby waive any and all rights to payments by the Company under Section 2(b) of the Registration Rights Agreement.





                            [Signature Pages Follow]

The foregoing agreement is hereby executed as of the date first above written.



                                  "COMPANY"

                                  SUPERCONDUCTOR TECHNOLOGIES INC.
                                  a Delaware corporation


                                  By:
                                     ------------------------------------------
                                  Name: Peter Thomas,
                                  Title: Chief Executive Officer


                                  "SERIES A-2 HOLDER"

                                  WILMINGTON SECURITIES, INC.


                                  By:
                                     ------------------------------------------
                                  Name: Andrew H. McQuarrie
                                  Title: Vice President


                                  "SERIES A-3 HOLDER"

                                  WILMINGTON SECURITIES, INC.


                                  By:
                                     ------------------------------------------
                                  Name: Andrew H. McQuarrie
                                  Title: Vice President


                                  "SERIES B-1 HOLDERS"

                                  WILMINGTON SECURITIES, INC.


                                  By:
                                     ------------------------------------------
                                  Name: Andrew H. McQuarrie
                                  Title: Vice President

                                  Henry L. Hillman, Elsie Hilliard Hillman and
                                  C.G. Grefenstette, Trustees of the Henry L.
                                  Hillman Trust U/A dated November 18, 1985


                                  By:
                                     ------------------------------------------
                                  Name: C.G. Grefenstette


                                  Thomas G. Bigley and C.G.Grefenstette,
                                  Trustees under Agreement of Trust
                                  dated 12/30/76 for the children of
                                  Juliet Lea Hillman Simonds


                                  By:
                                     ------------------------------------------
                                  Name: C.G. Grefenstette


                                  By:
                                     ------------------------------------------
                                  Name: Thomas G. Bigley



                                  Thomas G. Bigley and C.G.Grefenstette,
                                  Trustees under Agreement of Trust
                                  dated 12/30/76 for the children of
                                  Audrey Hilliard Hillman


                                  By:
                                     ------------------------------------------
                                  Name: C.G. Grefenstette


                                  By:
                                     ------------------------------------------
                                  Name: Thomas G. Bigley

                                  Thomas G. Bigley and C.G.Grefenstette,
                                  Trustees under Agreement of Trust dated
                                  12/30/76 for the children of
                                  Henry Lea Hillman, Jr.


                                  By:
                                     ------------------------------------------
                                  Name: C.G. Grefenstette


                                  By:
                                     ------------------------------------------
                                  Name: Thomas G. Bigley


                                  Thomas G. Bigley and C.G.Grefenstette,
                                  Trustees under Agreement of Trust dated
                                  12/30/76 for the children of
                                  William Talbott Hillman.


                                  By:
                                     ------------------------------------------
                                  Name: C.G. Grefenstette


                                  By:
                                     ------------------------------------------
                                  Name: Thomas G. Bigley


                                  "SERIES C HOLDER"

                                  WILMINGTON SECURITIES, INC.


                                  By:
                                     ------------------------------------------
                                  Name: Andrew H. McQuarrie
                                  Title: Vice President

                                  "SERIES D HOLDERS"

                                  WILMINGTON SECURITIES, INC.


                                  By:
                                     ------------------------------------------
                                  Name: Andrew H. McQuarrie
                                  Title: Vice President


                                  TGI FUND III, LLC
                                  By: Tredegar Investments, Inc., its Manager

                                  By:
                                     ------------------------------------------
                                  Name:
                                  Title:

                                   EXHIBIT A

                     TO THE SUPERCONDUCTOR TECHNOLOGIES INC.
             THIRD AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT


       SECURITYHOLDER                                         SECURITIES HELD THAT ARE SUBJECT TO THE AGREEMENT
Wilmington Securities, Inc.                                   Series A-2 Preferred Stock and related warrants
                                                              Series A-3 Preferred Stock and related warrants
                                                              Series B-1 Preferred Stock and related warrants
                                                              Series C Preferred Stock and related warrants
                                                              Series D Preferred Stock and related warrants
                                                              Warrants received in connection with the Exchange
                                                              Agreement

Henry L. Hillman, Elsie Hilliard Hillman                      Series B-1 Preferred Stock and related warrants
and C. G. Grefenstette,                                       Warrants received in connection with the
Trustees of the Henry L. Hillman                              Exchange Agreement
Trust U/A Dated November 18, 1985

Thomas G. Bigley and C.G. Grefenstette,                       Series B-1 Preferred Stock and related warrants
Trustees Under Agreement of Trust                             Warrants received in connection with the
Dated 12/30/76 for Children of                                Exchange Agreement
Juliet Lea Hillman Simonds

Thomas G. Bigley and C.G. Grefenstette,                       Series B-1 Preferred Stock and related warrants
Trustees Under Agreement of Trust                             Warrants received in connection with the
Dated 12/30/76 for Children of                                Exchange Agreement
Audrey Hillman Fisher

Thomas G. Bigley and C.G. Grefenstette,                       Series B-1 Preferred Stock and related
Trustees Under Agreement of Trust                             Warrants received in connection with
Dated 12/30/76 for Children of                                Exchange Agreement Henry Lea Hillman, Jr.
Henry Lea Hillman, Jr.

Thomas G. Bigley and C.G. Grefenstette,                       Series B-1 Preferred Stock and related warrants
Trustees Under Agreement of Trust                             Warrants received in connection with the
Dated 12/30/76 for Children of                                Exchange Agreement
William Talbott Hillman

TGI Fund III, LLC                                             Series D Preferred Stock and related warrants